SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 1-10787

                      VETERINARY CENTERS OF AMERICA, INC.

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             (Exact name of registrant as specified in its charter)

         12401 West Olympic Blvd., Los Angeles, CA 90064 (310) 584-6500
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 par value
                         Preferred Stock Purchase Rights

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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            |X|           Rule 12h-3(b)(1)(ii)        |_|
Rule 12g-4(a)(1)(ii)           |_|           Rule 12h-3(b)(2)(i)         |_|
Rule 12g-4(a)(2)(i)            |_|           Rule 12h-3(b)(2)(ii)        |_|
Rule 12g-4(a)(2)(ii)           |_|           Rule 15d-6
Rule 12h-3(b)(1)(i)            |X|


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     Approximate number of holders of record as of the certification or notice date:
     Common Stock  32, Preferred Stock Purchase Right  0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Veterinary Centers of America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: September 20, 2000                 By:  /S/ ROBERT L. ANTIN
                                            -----------------------------------
                                         Name:   Robert L. Antin
                                         Title:  Chief Executive Officer and
                                                 President